News Release
   FOR IMMEDIATE RELEASE
            November 1, 2007

COMPANY CONTACT:
Checkpoint Systems, Inc.
Craig Burns
Executive Vice President,
Chief Financial Officer and Treasurer
(856) 848-1800
INVESTOR RELATIONS CONTACTS:               Christine Mohrmann, Bob Joyce
FD
(212) 850-5600

FOR IMMEDIATE RELEASE

CHECKPOINT SYSTEMS, INC. ANNOUNCES ACQUISITION

Acquisition of Alpha S3 Business Creates Leader in Shrink Management Solutions

Thorofare, New Jersey, November 1, 2007 - Checkpoint Systems, Inc. (NYSE: CKP), a leading manufacturer and marketer of identification, tracking, security and merchandising solutions for the retail industry and its supply chain, today announced that it has acquired the S3 business from Alpha Security Products. The all-cash transaction is valued at approximately $142 million subject to post-closing working capital adjustments, plus additional performance-based consideration of $8 million if certain financial performance measures are met. The acquisition is expected to be accretive by several cents to Checkpoint’s earnings per share in 2008.

The Alpha S3 product portfolio is a comprehensive line of security solutions designed to protect high-theft merchandise in an open-display retail environment. These items are particularly vulnerable to the growing problem of organized retail theft (ORT), which costs the U.S. retail industry an estimated $30 to $37 billion per year. The product portfolio combines extremely well with Checkpoint’s leading source tagging program. While the source tagging program targets high-volume, mid- and high-risk items, the Alpha line of secure merchandising solutions targets the most critical high-theft items. Together, source tagging and secure merchandising result in a complete merchandise protection solution for retailers. When combined with its EAS systems expertise, compliance tools and professional staff, Checkpoint believes it offers the most comprehensive line of Shrink Management Solutions available to retailers globally.

Checkpoint has acquired all of the assets associated with Alpha’s S3 business, including the Alpha brand, approximately 150 employees and its manufacturing facility in Ohio. For the full year 2007, Alpha’s S3 business is expected to generate approximately $65 million in revenue and approximately $16 to $17 million of EBITDA.

Alpha Security Products will be renamed InVue Security Products and will retain its Secure Fixtures and POD product lines.

The Alpha S3 product range is the only single-key solution on the market, and it works hand in hand with all EAS technologies. It enables Checkpoint to immediately offer additional benefits to all retailers and brand manufacturers worldwide. Checkpoint is already successfully selling Alpha S3 solutions in several European markets.

“With Alpha S3 now part of Checkpoint’s suite of products, Alpha S3 customers will continue receiving the high-quality products and service they have come to expect, while also benefiting from greater access to additional solutions through a larger, global network," noted Jim Sankey, CEO of Alpha Security Products.

George Off, Chairman and Chief Executive Officer, Checkpoint Systems, added, “Alpha S3 expands our offering as we evolve from our core business as a leading provider of Electronic Article Surveillance solutions to a provider of a full line of Shrink Management Solutions to the retail community. We welcome Alpha’s track record of developing innovative products for the protection of high theft merchandise, which will strengthen Checkpoint’s position as a market leader. New and existing customers will benefit from our expanded suite of solutions, and Checkpoint can leverage its global distribution network to further enhance Alpha S3’s market potential. Financially, the acquisition adds a complementary product line that has seen strong sales and earnings growth.”

Checkpoint Systems, Inc.
Checkpoint Systems, Inc. is the leading supplier of retail shrink management solutions. Checkpoint's global team helps retailers - and their suppliers - reduce theft, increase inventory visibility and provide consumers with greater merchandise availability through the company's rapidly evolving RF technology, expanding shrink management offerings and Check-Net labeling solutions. Checkpoint has more than one million RF devices installed in stores today and has secured more than 100 billion products. Scaling cost efficiently, Checkpoint's solutions provide increased revenues and profits to a fast-growing community of successful retailers and a superior experience for their consumers. Listed on the NYSE (NYSE:CKP), Checkpoint operates in every major geographic market and employs 3,200 people worldwide. For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” believe,” “seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: our ability to integrate the acquisition of the Alpha S3 business and to achieve our financial and operational goals for Alpha S3; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; and additional matters disclosed in our Securities and Exchange Commission filings. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.
###